Prospectus Supplement to Prospectus dated May 9, 1997

                        SDW Holdings Corporation

         1,500,000 Shares 15% Senior Exchangeable Preferred Stock
                  15% Subordinated Exchange Debentures
                       3,000,000 Class A Warrants
                        150,000 Class B Warrants
                              Common Stock


     This Prospectus Supplement relates to the securities set forth above.

     The Selling Security Holder table on page 54 of the accompanying Prospectus dated May 9, 1997 reflecting the ownership of the Class A Warrants is revised (i) to delete the reference to Variable Insurance Products
Fund III: Fidelity Advisor Annuity High Yield Fund and (ii) to change the amount of Class A Warrants held by Variable Insurance Products
Fund : High Income Portfolio from 3,720 to 7,609.

     The date of this Prospectus Supplement is June 16, 1997.